Exhibit 5

[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]

February 3, 2005

New Century Financial Corporation

18400 Von Karman Avenue

Suite 1000

Irvine, California 92612

Re:	New Century Financial Corporation, a Maryland corporation (the “Company”) – Registration Statement on Form S-8 pertaining to (i) Sixty Thousand (60,000) shares (the “Gotschall Shares”) of common stock, par value one cent ($0.01) per share, of the Company (“Common Stock”) to be issued pursuant to that certain Equalization Stock Option Agreement between NCF-DE (as defined herein) and Edward F. Gotschall dated as of April 7, 1997 (the “Gotschall Option”), and (ii) Fifteen Thousand (15,000) shares of Common Stock (the “Forster Shares”, and together with the Gotschall Shares, the “Shares”), to be offered by Fredric J. Forster

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 filed or to be filed with the Securities and Exchange Commission (the “Commission”) on or about February 4, 2005, and any amendment thereto, if any are to be filed with the Commission subsequent to the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), represented by Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on April 12, 2004, Articles Supplementary filed with the Department on September 30, 2004 and Articles of Amendment and Restatement filed with the Department on September 30, 2004;

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

February 3, 2005

(ii)	the Bylaws of the Company, as adopted on April 12, 2004 (the “Original Bylaws”), and the Amended and Restated Bylaws of the Company, as adopted on April 21, 2004 (the “Amended and Restated Bylaws”, and together with Original Bylaws, the “Bylaws”), which Amended and Restated Bylaws became effective on October 1, 2004;

(iii)	the Action by Written Consent of the Sole Member of the Board of Directors of the Company, dated as of April 12, 2004 (the “Organizational Minutes”);

(iv)	the resolutions adopted by the Board of Directors of the Company on April 21, 2004 and September 30, 2004 (the “Existing Directors’ Resolutions”, and together with the Organizational Minutes, the “Directors’ Resolutions”);

(v)	the Gotschall Option and that certain Nonqualified Stock Option Agreement by and between NCF-DE and Fredric J. Forster dated September 30, 1998 (the “Forster Option”, and together with the Gotschall Option, the “Option Agreements”), each of which were assumed by the Company upon the effectiveness of the Merger (as defined in the Agreement and Plan of Merger (as defined below));

(vi)	the Registration Statement;

(vii)	the Agreement and Plan of Merger (the “Agreement and Plan of Merger”), dated April 21, 2004, by and among New Century Financial Corporation, a Delaware corporation (“NCF-DE”), the Company and NC Merger Sub, Inc., a Delaware corporation (“NC Merger Sub”);

(viii)	the Certificate of Merger of NC Merger Sub into NCF-DE (the “Certificate of Merger”);

(ix)

a certificate of Robert K. Cole, the Chairman of the Board and Chief Executive Officer of each of the Company and of New Century TRS Holdings, Inc., formerly known as New Century Financial Corporation, a Delaware corporation, predecessor in interest to the Company and currently a wholly-owned subsidiary of the Company and (“NCTRS”), and Patti M. Dodge, Chief Financial Officer of each of the Company and NCTRS, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Directors’ Resolutions, the Option Agreements and the Agreement and Plan of Merger are true, correct and complete, and that the Charter, the Amended

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

February 3, 2005

and Restated Bylaws, the Directors’ Resolutions, the Gotschall Option and the Agreement and Plan of Merger have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate and certifying as to the manner of adoption of the Directors’ Resolutions, the form, approval, execution and delivery of the Agreement and Plan of Merger and the Gotschall Option and the due authorization and issuance of the Forster Shares and the receipt of consideration therefor;

(x)	a status certificate of the Department, dated January 24, 2005, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

(xi)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)

each of the parties thereto (other than the Company) has duly and validly authorized, executed and delivered each instrument, document and agreement in connection with the transactions contemplated by the Option Agreements and the Agreement and Plan of Merger to which such party is

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

February 3, 2005

a signatory and such party’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(e)	the Certificate of Merger has been filed with, and accepted for recording by, the Secretary of State of the State of Delaware and the Merger has become effective;

(f)	upon the issuance of the Gotschall Shares, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of the Gotschall Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under its Charter; and

(g)	the Gotschall Shares will not be issued or transferred in violation of the provisions of Article V of the Charter relating to restrictions on ownership and transfer of stock.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Gotschall Shares have been generally authorized and reserved for issuance in accordance with the Directors’ Resolutions and if, as and when the Gotschall Shares are issued upon the exercise of the duly issued, executed and delivered Gotschall Option, in exchange for the consideration therefor as provided in and all in accordance with, and subject to, the terms and conditions of, the Gotschall Option, the Gotschall Shares will be duly authorized, validly issued and fully paid and non-assessable.

(3)	The Forster Shares have been duly authorized and validly issued and are fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

BALLARD SPAHR ANDREWS & INGERSOLL, LLP

New Century Financial Corporation

February 3, 2005

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP